UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Mannatech, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2003

To Our Shareholders:

We are pleased to invite you to attend Mannatech’s 2003 annual shareholders’ meeting to be held Monday, June 2, 2003, at 10:00 a.m. Central Daylight Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas. We have enclosed with this letter:

•	an official notice of our 2003 annual shareholders’ meeting;

•	a pamphlet with frequently asked questions about our annual shareholders’ meeting;

•	a proxy statement that describes the matters to be considered and acted upon at our 2003 annual shareholders’ meeting;

•	our 2002 annual shareholders’ report; and

•	a proxy-voting card that will instruct you on how to cast your vote. Please carefully review the enclosed voting instructions, as they may be different depending on whether you have direct or beneficial ownership of your shares.

REMEMBER your vote is important to us, regardless of the number of shares that you hold. Whether or not you plan to attend our annual shareholders’ meeting, we urge you to cast your vote, prior to the meeting, on the Internet, by telephone, or by signing and returning the enclosed proxy-voting card in the postage-paid envelope.

Thank you for your ongoing support of, and continued interest in, Mannatech, Incorporated. We look forward to seeing you at our annual shareholders’ meeting.

Sincerely,

Samuel L. Caster

Chairman of the Board and Chief Executive Officer

Notice of 2003

Annual Shareholders’ Meeting

and Proxy Statement

Monday, June 2, 2003

at 10:00 a.m. Central Daylight Time

Grapevine Convention Center

1209 South Main Street

Grapevine, Texas

MANNATECH, INCORPORATED

NOTICE OF 2003 ANNUAL SHAREHOLDERS’ MEETING

TO BE HELD ON JUNE 2, 2003

To Our Shareholders:

The 2003 annual shareholders’ meeting of Mannatech, Incorporated will be held at the Grapevine Convention Center, located at 1209 South Main Street, Grapevine, Texas, on Monday, June 2, 2003, at 10:00 a.m. Central Daylight Time, for the following purposes:

•	Proposal 1—To elect Mr. Gerald E. Gilbert as a Class I Director and to re-elect Mr. Marlin Ray Robbins as a Class I Director.

•	Proposal 2—To ratify the appointment of PricewaterhouseCoopers LLP as Mannatech’s independent accountants for the year ending December 31, 2003.

•	To act upon such other matters as may properly come before our annual meeting.

The close of business on April 8, 2003 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at our 2003 annual shareholders’ meeting or any adjournment(s) thereof.

By order of our Board of Directors

Samuel L. Caster

Chairman of the Board and Chief Executive Officer

Coppell, Texas

April 28, 2003

IMPORTANT

Whether or not you expect to attend our 2003 annual shareholders’ meeting, we strongly urge you to cast your vote on the Internet, by telephone, or by mailing in your proxy-voting card prior to our meeting to help ensure the presence of a quorum for our meeting and to save the expense and extra work of additional solicitation. If you vote by telephone or the Internet you DO NOT need to mail your proxy-voting card. Proxy voting by any method prior to the meeting will not prevent you from attending our 2003 annual shareholders’ meeting or revoking your vote and voting at our 2003 annual shareholders’ meeting.

We urge you to please read all of the instructions in your proxy information packet as the instructions, Internet addresses, telephone numbers, and mailing addresses are DIFFERENT depending on whether you have direct or beneficial ownership of your shares. To cast your vote using the proxy-voting card, simply complete the enclosed proxy-voting card, sign, date, and return the card in the pre-addressed envelope contained in your proxy information packet. To vote your shares other than by sending in your proxy-voting card you must use the control number printed in the box on your proxy-voting card. The control number on your proxy card is your personal code to access the telephone and Internet voting systems.

1.	To vote using the Internet, log onto the website designated on your proxy-voting card and follow the instructions.

2.	To vote using a touch-tone telephone, call the telephone number on your proxy-voting card and follow the instructions.

For your added convenience, we have set up a toll-free telephone number with Equiserve, our voting tabulation service, to answer any questions you may have. The toll-free telephone number is 866-546-5549.

MANNATECH, INCORPORATED

600 South Royal Lane, Suite 200

Coppell, Texas 75019

PROXY STATEMENT FOR OUR 2003 ANNUAL SHAREHOLDERS’ MEETING

TO BE HELD ON JUNE 2, 2003

General Information

The Board of Directors of Mannatech, Incorporated, a Texas corporation, is soliciting the enclosed proxy for use at its 2003 Annual Shareholders’ Meeting to be held on June 2, 2003 at 10:00 a.m. at the Grapevine Convention Center at 1209 South Main Street, Grapevine, Texas. This proxy statement, our 2002 annual shareholders’ report, a pamphlet containing frequently asked questions, and your proxy-voting card are being mailed or delivered on or about April 28, 2003 to shareholders of record. The list of frequently asked questions is attached to this proxy statement as Appendix C, beginning on Page C-1. Unless otherwise stated, all references in this proxy statement to “Mannatech,” the “Company,” “us,” “our,” or “we” are to Mannatech, Incorporated.

Shareholders Entitled to Vote

Shareholders who owned common stock of Mannatech as of the close of business on April 8, 2003, the record date, are called “shareholders of record” and are entitled to vote at our 2003 annual shareholders’ meeting. On April 8, 2003, we had 25,134,840 outstanding shares of common stock, $0.0001 par value, which is our only class of voting securities. On April 8, 2003, Mannatech had approximately 5,500 shareholders of record that held its common stock directly and approximately 7,250 beneficial shareholders who held approximately 48.0% of its common stock. Each shareholder is entitled to one vote for each share of Mannatech common stock held. A complete list of shareholders entitled to vote at our 2003 annual shareholders’ meeting will be available for examination by our shareholders; however, the examination is limited to purposes pertaining to Mannatech’s annual shareholders’ meeting. The list will be available at our corporate headquarters in Coppell, Texas, during normal business hours, for a period of 10 days prior to our meeting, which will be from May 22, 2003 until June 1, 2003 and will also be available during Mannatech’s 2003 annual shareholders’ meeting. A shareholder wanting to examine the list should arrange an appointment by contacting Mannatech’s Investor Relations department at 972-471-6512.

Voting by Proxy

Properly executed votes by proxy received prior to our 2003 annual shareholders’ meeting will be counted by our transfer agent at our annual shareholders’ meeting on June 2, 2003 and at any adjournment(s) thereof. If a shareholder specifies how their proxy-vote is to be cast on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, the shareholder’s vote by proxy will be voted “FOR” each of the proposals as recommended by our Board of Directors. A shareholder may revoke, at any time prior to our annual shareholders’ meeting, any executed vote by proxy by submitting a revised vote by proxy bearing a later date. A shareholder who attends our annual shareholders’ meeting may request a ballot and vote in person, thereby revoking any and all prior votes by proxy. However, attendance at our 2003 annual shareholders’ meeting without voting by ballot will not revoke a shareholders vote by proxy.

Direct Ownership

Direct ownership is defined as a shareholder who directly holds their stock certificates in their own name, which is evidenced by the shareholder receiving all of our mailings from either Mannatech, our transfer agent—EquiServe Trust Company N.A., or from our solicitor—Georgeson Shareholder.

Beneficial Ownership

Beneficial ownership is defined as shareholders who sent their stock certificates to their broker or who purchased Mannatech shares directly through their broker or sent their stock certificates to their broker to be deposited into their brokerage account, which is evidenced by a shareholder receiving all of Mannatech’s mailings from either their broker or through their broker’s solicitor, which is usually ADP Proxy Services. As a beneficial owner, a shareholder still owns these shares, but Mannatech’s transfer agent does not have access to any detailed information such as the individual shareholders’ names from the various brokers. The only information Mannatech’s transfer agent has about shareholders owning stock through brokers is the broker’s name, the aggregated total number of shares held by each broker on behalf of its clients, and the aggregate number of votes for any proposals.

PLEASE BE CAUTIONED THAT each brokerage firm has their own set of voting instructions that differ from the instructions provided by us or our solicitor. A shareholder should always read all the information provided in their proxy information packet and use the specific enclosed voting instructions, telephone numbers, Internet addresses, mailing addresses, and envelopes included in their proxy information packets.

If a shareholder receives more than one proxy information packet it means that their shares are registered with different names or the shareholder has more than one account in which they hold shares of Mannatech stock are held. Again remember that each proxy information packet has different voting instructions, account and control numbers, mailing addresses, Internet addresses, and telephone numbers. As a result, each shareholder should be cautioned to use only the set of voting instructions, account and control numbers, addresses, and telephone numbers provided in each proxy information packet to ensure their vote is properly included in the tabulation of votes.

Tabulating the Votes

Representatives from Mannatech’s transfer agent, EquiServe Trust Company N.A., formerly First Chicago Trust Division, is responsible for tabulating all of the votes for Mannatech’s 2003 annual shareholders’ meeting. The presence, in person, or by proxy-vote, of the holders of at least a majority of shares of its common stock outstanding as of the record date is necessary to have a quorum for Mannatech’s 2003 annual shareholders’ meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining a quorum for Mannatech’s 2003 annual shareholders’ meeting. A broker “non-vote” is defined as a vote by proxy in which a beneficial owner does not give their broker or broker’s solicitor discretionary voting powers. If a proxy-voting card is signed by the shareholder but submitted without providing specific voting instructions, the shareholder’s vote will be counted as a vote “FOR” each of the proposals. Mannatech’s Board of Directors recommends a vote “FOR” each of the proposals.

For the election of its Directors, broker “non-votes” will NOT be counted in tabulating the number of votes for each nominee. The nominees receiving the highest number of “FOR” votes from the shares present in person or represented by proxy-votes and entitled to vote will be elected as Directors. The shares represented by the enclosed proxy-voting card will be voted as “FOR” all of the nominees, unless the shareholder specifies differently. To specify differently the shareholder of record must checkmark either the box “FOR ALL EXCEPT” or “WITHHOLD ALL.” If the shareholder checkmarks the “FOR ALL EXCEPT” box, the shareholder should then list the names of the nominee(s) they wish to vote against in the space provided. If the shareholder checkmarks the “WITHHOLD ALL” box, the shareholder’s vote will be considered a vote against all of the named nominees.

A shareholder cannot write-in the names of additional nominees when voting by proxy. However, at Mannatech’s 2003 annual shareholders’ meeting, shareholders of record will be allowed to write-in additional names of nominee(s) on the ballot. To write-in a nominee on the ballot the shareholder will need to checkmark either the “WITHHOLD ALL” box or the “FOR ALL EXCEPT” box on the ballot and then list the names of the nominees they wish to vote against in the space provided. The shareholder is only allowed to write-in as many nominees as the shareholder has voted against. For example, if there were a total of three nominees listed on the ballot and the shareholder wishes to withhold their vote for two of the three nominees then the shareholder may write-in up to two additional names for nominees to Mannatech’s Board of Directors.

For the ratification of the appointment of independent accountants, “ABSTENTIONS” will be counted as a vote “against” the appointment of independent accountants. The ratification of the appointment of independent accountants requires a “FOR” vote from a majority of shares present or represented by proxy-votes entitled to vote at Mannatech’s 2003 annual shareholders’ meeting.

Solicitation of Proxy-Votes

Mannatech or its solicitor may solicit proxy votes through the mail, in person, and by telecommunications. Mannatech will bear all expenses in preparing, printing, and mailing the proxy materials to its shareholders. Mannatech has hired Georgeson Shareholder to assist in the solicitation of proxies at a cost of approximately $6,000 plus out-of-pocket expenses.

Admission and Voting at Our Annual Shareholders’ Meeting

Attendance at Mannatech’s 2003 annual shareholders’ meeting will be limited to shareholders having evidence of ownership as of the record date, and invited guests of Mannatech. If your securities are not held in your name, Mannatech asks that you please bring evidence of your ownership to the meeting. Evidence includes your proxy-voting card or brokerage statement showing proof of stock ownership as of the close of business on April 8, 2003. At the meeting, shareholders will be admitted upon verification of stock ownership. No cameras or recording equipment will be permitted in the meeting room as Mannatech will tape the meeting in its entirety. As a courtesy and as time permits, Mannatech will provide a brief question and answer period for its shareholders of record.

Direct shareholders will be given ballots upon check-in and verification of stock ownership. Remember that beneficial shareholders must obtain a power of attorney form or legal proxy from their broker prior to the meeting in order to vote by ballot at our meeting. Beneficial shareholders are instructed to read their proxy-voting card instructions given to them by their broker or their brokers’ solicitor prior to the meeting in order to obtain instructions on how to attend and vote at our annual shareholders’ meeting. If the beneficial shareholder does not follow their brokers’ instructions, our transfer agent will not count their vote by ballot at our annual shareholders’ meeting.

Shareholder Procedures for Nominating Board Members or Introducing Proposals

2003 Annual Shareholders’ Meeting

For Mannatech’s 2003 annual meeting, the deadline for nominating a director to Mannatech’s Board of Directors and for introducing proposals to be included in this proxy information package expired on December 28, 2002. However, a shareholder of record can write-in nominees for our Board of Directors on their ballot at our 2003 annual shareholders’ meeting if they follow the above instructions under the heading “Tabulating the Votes.” However, a shareholder of record cannot write in nominees for our Board of Directors on their proxy voting card. Mannatech reserves the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any shareholder proposals were intended to be presented at our 2003 annual shareholders’ meeting without inclusion in this proxy statement, the proposal must have been submitted to Stephen D. Fenstermacher, Mannatech’s Chief Financial Officer, or CFO, by March 14, 2003, which is 45 days from the estimated mailing date of this proxy statement. The holder of a proxy has the ability to confer discretionary authority to vote on such proposal. However, Mannatech’s Board of Directors reserves the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

2004 Annual Shareholders’ Meeting

Under our Fourth Amended and Restated Bylaws, dated August 8, 2001, our Nominating Committee of our Board of Directors recommends the candidates to be nominated to our Board of Directors. A shareholder may deliver written notice to our CFO, of any proposed candidates for Director no later than December 31, 2003 to allow our Board of Directors time to consider such persons for nomination at our 2004 annual shareholders’ meeting. The written notice should include the candidates’ full name, age, biographical background, and qualifications. The CFO will forward all written notices to the Nominating Committee of our Board of Directors. Our Nominating Committee consists of four directors, two of which are independent Directors, reviews all of the proposed candidates and will submit a recommendation to our Board of Directors. Our Board of Directors then approves the list of proposed candidates. The candidates approved by our Board of Directors are the only nominees that are listed on our ballot, our proxy-voting card, and in our proxy statement on Schedule 14A, which is expected to be filed with the Securities and Exchange Commission on or before April 27, 2004.

Proposals by shareholders intended to be presented at our 2004 annual shareholders’ meeting must be received by our CFO on or before December 27, 2003, in order to be eligible for inclusion in our 2004 proxy statement and proxy-voting card. Such proposals must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any shareholder proposals are intended to be presented at our 2004 annual shareholders’ meeting without inclusion in our 2004 proxy statement, the proposal must be submitted in writing to our CFO by March 13, 2004, which is 45 days from the estimated mailing date of our 2004 proxy statement. The holder of a proxy has the ability to confer discretionary authority to vote on such proposal. However, Mannatech’s Board of Directors reserves the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

A copy of our Fourth Amended and Restated Bylaws dated August 8, 2001, may be obtained upon written request to our General Counsel, Bettina Simon, at our corporate offices located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019.

PROPOSAL 1—ELECTION OF DIRECTORS

Two directors are to be elected at our 2003 annual shareholders’ meeting. Our Articles of Incorporation provides for a classified Board of Directors, divided into three staggered classes—I, II, and III. The terms of office for each of these classes are scheduled to expire, on the dates of our annual shareholders’ meeting in 2003, 2004, and 2005, respectively. Our class I Directors are up for election at our 2003 annual shareholders’ meeting.

Nominees

The two nominees are to be elected as Class I Directors at our 2003 annual shareholders’ meeting. Our Board of Directors has nominated Mr. Marlin Ray Robbins and Mr. Gerald E. Gilbert, who will replace Roger Beutner, a Class I Director who is not standing for re-election. Robert M. Henry, a former Class I Director resigned as our Chief Executive Officer and Director effective April 15, 2003. Class I nominees will be elected for a three-year term expiring on the date of our 2006 annual shareholders’ meeting or until the earlier of disqualification, resignation, death, or removal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES AND A “FOR” VOTE FROM A PROXY OR BALLOT WILL BE SO VOTED UNLESS A CONTRARY VOTE IS INDICATED BY THE SHAREHOLDER. CLASS I DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF OUR COMMON STOCK REPRESENTED IN-PERSON OR BY PROXY AT OUR MEETING.

Marlin Ray Robbins, age 57, co-founded Mannatech, is a high-level independent associate, and directly owns 7.9% of Mannatech’s common stock. Mr. Robbins has served as a Director on our Board of Directors since June 5, 2001, and his term as director expires on June 1, 2003. Mr. Robbins has over 25 years experience with various companies in sales and direct selling. Mr. Robbins holds multiple positions in our global associates’ incentive network-marketing system and as a result is considered an expert regarding our independent associates and their needs. Mr. Robbins has provided our Board of Directors with certain consulting services related to associate relations and has assisted in developing our new associate global associate career and compensation plan. Mr. Robbins received a B.S. degree in Biology and Chemistry from Southwest Texas State University in San Marcos, Texas.

Gerald E. Gilbert, age 69, has practiced law with the internationl law firm of Hogan and Hartson L.L.P. since 1968. Mr. Gilbert’s expertise includes international trade, national trade associations, and various areas of consumer products. From 1968 to 1999, Mr. Gilbert served as General Counsel to the Direct Selling Association, an association of leading firms that manufacture and distribute goods and services directly to consumers. Mr. Gilbert was the recipient of the “Hall of Fame Award,” which is the Direct Selling Association’s highest honor. He also served as General Counsel to the World Federation of Direct Selling Associations and the Tropical Forest Foundation. Mr. Gilbert served in the U.S. Naval Reserve from 1956 to 1992 and was promoted to Rear Admiral (Two Stars), which was the top ranking officer in the Naval Reserve JAG Corps. During his military service Mr. Gilbert received numerous awards, including the Legion of Merit. Mr. Gilbert is also a Past National President of the Federal Bar Association. Mr. Gilbert received a B.A. from Denison University in Ohio and a J.D. from the University of Virginia School of Law. Mr. Gilbert is a member of the State Bars of Virginia and the District of Columbia, and is admitted to practice before the United States Supreme Court.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT ACCOUNTANTS

Shareholder ratification of the selection of Mannatech’s independent public accountants is not required by its Articles of Incorporation or Bylaws, as amended, or other applicable legal requirements. However, our Board of Directors, as a matter of good corporate governance, has decided to seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP as its independent public accountants for the fiscal year ending December 31, 2003.

Our Board of Directors makes the appointment of its independent accountants annually. The decision is based on the recommendation from Mannatech’s Audit Committee, which reviews the scope of the audit, estimated audit fees, and related non-auditing services that are performed by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as Mannatech’s independent accountants, audited its consolidated financial statements, and provided certain tax and consulting services since the year ending December 31, 1997. A representative from PricewaterhouseCoopers LLP is expected to attend our 2003 annual shareholders’ meeting and will have the opportunity to make a statement if such representative so desires to do so, and will be available to respond to any appropriate questions from our shareholders.

Fees Paid to Our Independent Accountants

For the years ended December 31, 2001 and 2002, Mannatech paid fees to PricewaterhouseCoopers LLP as follows:

Type of Service	2001	2002
	(in thousands)
Audit Fees, including the audit of the consolidated financial statements including the annual report on Form 10-K and statutory audits	$147	$224

Audit-related fees, including review of quarterly financial statements	16	25

Tax fees, including transfer pricing, state, and international tax consultation	55	89

All other fees, including expatriation issues, stock option plan consulting, miscellaneous international consulting, and advisory services	118	49

Total fees	$336	$387

The members of Mannatech’s Audit Committee believe that the payment of all fees set forth above does not prohibit PricewaterhouseCoopers LLP from maintaining its independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ITS INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2003. A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP ON A PROXY OR BALLOT WILL BE SO VOTED UNLESS A CONTRARY VOTE IS INDICATED BY THE SHAREHOLDER. THE AFFIRMATIVE VOTE OF THE MAJORITY OF SHAREHOLDERS OF OUR COMMON STOCK REPRESENTED IN-PERSON OR BY PROXY IS REQUIRED TO RATIFY THE APPOINTMENT OF ACCOUNTANTS.

SUMMARY OF ALL DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding Mannatech’s Executive Officers and Directors, including their ages as of April 16, 2003:

Name	Age	Position
Samuel L. Caster	52	Chairman of the Board and Chief Executive Officer
Terry L. Persinger	58	President, Chief Operating Officer and Director
Stephen D. Fenstermacher	50	Senior Vice President of Accounting and Chief Financial Officer
Bill H. McAnalley, Ph.D	58	Senior Vice President of Research and Product Development and Chief Science Officer
Bettina S. Simon	53	Senior Vice President, Corporate Secretary, and General Counsel
Brad G. Wayment	37	Senior Vice President of Marketing
Cynthia L. Tysinger	45	Vice President and Chief Information Officer
John F. Crowley	56	President of International Operations
Jules Zimmerman	68	Vice-Chairman of the Board
Roger E. Beutner	72	Director
J. Stanley Fredrick	64	Director
Marlin Ray Robbins	57	Director
John S. Axford, M.D.	49	Director
Alan D. Kennedy	72	Director

The following biographical information about Mannatech’s Directors and Executive Officers listed above is in alphabetical order:

John Stewart Axford M.D. has served as one of our Directors since 2002. Dr. Axford has served since 1999 as the President of the Royal Society of Medicine, Section of Clinical Immunology and Allergy and has performed certain clinical studies and research for Mannatech. Since 1990, Dr. Axford has been a member of the Faculty at St. George’s Hospital Medical School, University of London, serving as Senior Lecturer in Rheumatology and since 1998, as a Consultant and Reader in Rheumatology and Clinical Immunology. Dr. Axford also serves on the editorial Boards of three medical journals and on numerous medical and health related committees. Dr. Axford has lectured extensively throughout the United States, the United Kingdom, Europe, Australia and Asia and has authored and co-authored over 50 published peer-reviewed scientific papers, over 100 published abstracts and letters and two best-selling medical textbooks. Dr. Axford is actively involved with research in Rheumatology and served as chairman of the 2000 Royal Society of Medicine Conference, Glycobiology and Medicine, held in London. Dr. Axford received a Bachelor of Medicine degree and Bachelor of Surgery degree from University College in London, England. In 1989, Dr. Axford was chosen as a Fulbright Scholar and has performed various immunology research at Tuft’s University in Boston, Massachusetts. In 1990, Dr. Axford completed his research thesis in arthritic diseases and in 1991 was awarded his M.D. with a Specialist Accreditation in Rheumatology and Immunology.

Roger E. Beutner has served as one of our independent Directors since November 2000. His term as director expires on June 1, 2003 and he is not standing for re-election. Mr. Beutner served in various management positions at Amway Corporation, a network-marketing multinational distributor, from 1970 until retiring in 1995. Since 1995, Mr. Beutner has worked as a consultant for various companies. Mr. Beutner received a B.S. degree in Mechanical Engineering at Stevens Institute of Technology in Hoboken, New Jersey and a B.S. degree in Industrial Engineering at New York University. Mr. Beutner also received an M.B.A. degree in Management from Georgia State University and is a licensed Professional Engineer in the State of Missouri.

Samuel L. Caster has served as our Chief Executive Officer since April 15, 2003 and has been our Chairman of the Board since March 5, 2002. Mr. Caster co-founded Mannatech and directly owns 22.8% of Mannatech’s common shares. Mr. Caster served as our President and as a Director on our Board of Directors from November 1993 until his resignation on March 31, 2000. From June 1, 2000 through March 4, 2002, Mr. Caster provided Mannatech with various consulting services related to our associates’ needs and helped to develop our new global associate career and compensation plan. Mr. Caster was reappointed as a Director to our Board of Directors on August 2, 2000 and his term as Director expires in 2004. From June 4, 2001 to March 4, 2002, Mr. Caster served as Co-Chairman of our Board of Directors. On March 5, 2002, Mr. Caster was hired to serve as our Chairman of the Board. Mr. Caster has over 22 years experience with various sales and direct selling companies. Mr. Caster also co-founded MannaRelief, a non-profit international ministry formed to help supply food supplements to at-risk children by working with other ministries, non-profit organizations, and missionaries throughout the world.

John F. Crowley joined Mannatech in December 2001 to serve as our President of International Operations. From 1997 to 2000, Mr. Crowley served as Vice President of Avon/Betterware Joint Venture Businesses and from 1995 to 1997, served as President/Managing Director of Betterware U.K. Ltd. From 1992 to 1995, Mr. Crowley served as President of Roselight, Inc., a start-up direct selling company specializing in decoratives and gifts. Mr. Crowley has also served in various management positions with Princess House, Inc. Mr. Crowley received a B.A. degree in Sociology and Business Administration from Stonehill College in North Easton, Massachusetts and has completed a variety of business courses at institutions such at Harvard University, Boston University, American Management Association, and Harbridge House.

Stephen D. Fenstermacher joined Mannatech in November 1998 to serve as our Vice President of Accounting and Controller. In October 1999, Mr. Fenstermacher was promoted to Senior Vice President and Chief Financial Officer. From January 1998 to October 1998, Mr. Fenstermacher was a consultant for Kibel, Green, Issa, Inc., a crisis management firm specializing in turnaround strategy and execution consulting. From April 1995 to October 1997, Mr. Fenstermacher served as Executive Vice President and Chief Financial Officer for The Johnny Rockets Group, Inc. Mr. Fenstermacher has also served in various management positions for Brinker International and On the Border Cafes. Mr. Fenstermacher received a B.A. degree in Government with a minor in Life Sciences from the University of Notre Dame and a M.B.A. degree in Finance and Accounting from the University of Pittsburgh.

J. Stanley Fredrick was appointed to serve as a Director on September 28, 2001, to replace Mr. Charles E. Fioretti, who resigned from our Board effective August 22, 2001. Mr. Fredrick’s term as director expires in 2004. Mr. Fredrick currently is the owner of Fredrick Consulting Services, which provides consulting to various direct selling companies. Mr. Fredrick co-founded Cameo Couture, Inc., which operated as Colesce Couture, and co-founded Colony House, Inc., a private label cookware company, both of which operated through direct selling channels. Mr. Fredrick also co-founded Irving National Bank Shares, a commercial bank holding company and served as a consultant to them from 1994 until the bank was sold in 2000. Mr. Fredrick has been very involved in the Direct Selling Association for over 20 years, including serving on their Board and various committees of their Board. From 1987 to 1988, Mr. Fredrick served as Chairman of the Direct Selling Association and from 1988 to 1990, served as Chairman of the Direct Selling Education Foundation. Mr. Fredrick is a recipient of the “Hall of Fame Award,” which is the Direct Selling Association’s highest honor and was inducted into the “Circle of Honor” by the Direct Selling Education Foundation. Mr. Fredrick received a B.A. degree in English from Central State University in Edmond, Oklahoma.

Alan D. Kennedy has served as one of our independent Directors since June 4, 2002. His current term expires in 2005. From 1996 until his retirement in December 2001, Mr. Kennedy served as President Worldwide for Tupperware Corporation, a publicly-traded company that distributes and sells various products in over 100 countries, primarily through its direct-selling channels. Since retiring, Mr. Kennedy continues as a consultant to Tupperware. From 1989 to 1996, Mr. Kennedy served as President and Chief Executive Officer of Nature’s Sunshine Products, Inc., a publicly-traded, network marketing company that manufactures and markets nutritional and personal care products worldwide. From 1986 to 1989, Mr. Kennedy provided various consulting services to several direct selling companies. From 1982 to 1986, Mr. Kennedy served as Vice President of Sales Development for Avon Products, Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing. Mr. Kennedy received a B.A. degree, with honors, in Economics from Colgate University in Hamilton, New York. Mr. Kennedy has many professional affiliations including serving as Chairman of the Direct Selling Association from 1995 to 1996 and Chairman of the Direct Selling Educational Foundation from 1996 to 1997. Mr. Kennedy serves on the Board of the Direct Selling Educational Foundation and serves on the Current Board of Regents for Mercersburg Academy, a private secondary school in Mercersburg, Pennsylvania.

Bill H. McAnalley, Ph.D. joined Mannatech in July 1996 to serve as our Senior Vice President of Research and Product Development. In December 1997, he began serving as our Chief Science Officer. From March 1995 to July 1996, he was a consultant to Mannatech. From March 1987 to February 1995, Dr. McAnalley served as Vice President of Research and Product Development at Carrington Laboratories, Inc., a publicly-traded pharmaceutical research, development and manufacturing company, which manufactures Manapol®, a raw material found in the majority of Mannatech’s products. Dr. McAnalley received a B.S. degree in Mathematics from Angelo State University in San Angelo, Texas, a Master of Science degree in Chemistry and Biology from New Mexico Highlands University, and a Ph.D. in Pharmacology and Toxicology from the University of Texas Health Science Center in Dallas, Texas. Dr. McAnalley obtained his post-doctoral training in Forensic and Clinical Toxicology from the Dallas Institute of Forensic Science, as well as from the Southwestern Medical School Program at Parkland Hospital in Dallas, Texas.

Terry L. Persinger joined Mannatech in November 1999 to serve as our Executive Vice President, Chief Operating Officer, and a Director. Mr. Persinger also served as our Corporate Secretary from November 1999 until November 2001 and began serving as our President in May 2000. Mr. Persinger’s current term as Director expires in 2005. From 1968 until August 1999, Mr. Persinger worked at Goodyear Tire and Rubber Company, an international manufacturer of tires and rubber products and from January 1995 to August 1999, he served as their Vice President and General Manager of Engineered Products. Mr. Persinger received a B.S. in Chemical Engineering from the University of Cincinnati and is a graduate of the PMD management program at Harvard University. Mr. Persinger is the brother-in-law of Donald W. Herndon, our Vice President of Marketing Administration. Mr. Herndon is the brother-in-law of Mr. Samuel L. Caster, our Chairman of the Board and Chief Executive Officer.

Marlin Ray Robbins co-founded Mannatech, is a high-level independent associate, and currently owns 7.9% of Mannatech’s common stock. Mr. Robbins has served as a Director on our Board of Directors since June 5, 2001, and his term as Director expires on June 1, 2003. Mr. Robbins has over 25 years experience with various companies in sales and direct selling. Mr. Robbins holds multiple positions in our global associates’ incentive network-marketing system and, as a result is considered an expert regarding our independent associates and their needs. Mr. Robbins provides our Board of Directors with certain consulting services related to associate relations and helped develop our new global associate career and compensation plan. Mr. Robbins received a B.S. degree in Biology and Chemistry from Southwest Texas State University in San Marcos, Texas.

Bettina S. Simon joined Mannatech in October 2001 to serve as our General Counsel and Senior Vice President. Ms. Simon was appointed Corporate Secretary in November 2001. From 1998 to 2000, Ms. Simon served as Vice President, General Counsel, and Corporate Secretary of Home Interiors and Gifts, Inc., a direct seller and manufacturer of home decorative accessory products. From 1995 to 1998, Ms. Simon was a partner with the law firm, Simon and Simon. From 1983 to 1995, Ms. Simon served as Assistant General Counsel and Assistant Secretary of Zale Corporation, one of the world’s largest retail jewelry chains. Ms. Simon received a B.F.A. degree, with honors in Journalism, from Southern Methodist University in Dallas, Texas and a J.D. from Southern Methodist University School of Law in Dallas, Texas. Ms. Simon is a member of the State Bar of Texas, Dallas Bar Association and the American Bar Association. Ms. Simon is also a member of the American Corporate Secretary’s Society and the Texas General Counsel Forum and is admitted to practice before the United States Federal District Court.

Cynthia L. Tysinger joined Mannatech in November 2000 to serve as our Vice President and Chief Information Officer. From May 1997 to October 2000, Ms. Tysinger served as the Director of Engineering Services for Technology Concepts and Design, Inc., a design, development, database management and engineering company. While employed by Technology Concepts and Design, Inc., Ms. Tysinger was a consultant to Mannatech and one of the lead system designers for our database website, www.GlycoScience.com. From July 1992 to May 1997, Ms. Tysinger served as the Program Control Manager for GTE Information Systems Division. Ms. Tysinger has over 30 years of experience in the Information Systems and Internet Technologies fields including working in various management positions for the United States Department of Defense, Boeing Co., and Hughes Aircraft.

Brad G. Wayment joined Mannatech in November 1999 to serve as our Vice President of Marketing. In November 2000, Mr. Wayment was promoted to Senior Vice President of Marketing. From June 1998 to October 1999, Mr. Wayment served as Vice President of Marketing for New Vision International, a network-marketing company involved in the distribution and sale of nutritional and personal care products. From November 1996 to June 1998, Mr. Wayment served as the Business Development/Product Marketing Manager with Novell Inc., a network and Internet directory software and services company. From November 1989 to November 1996, Mr. Wayment served as the Product Management Team Leader of Marketing/Product Development at Nu Skin Enterprises, Inc., a direct selling company involved in the distribution and sales of nutritional and personal products. Mr. Wayment received a B.A. degree in Spanish with a minor in Organization Behavior and an M.B.A. degree in Marketing and Finance from Brigham Young University.

Jules Zimmerman has served as one of our independent Directors since June 2000 and as our Co-Chairman from June 2001 until March 4, 2002. On March 5, 2002, Mr. Zimmerman was elected Vice-Chairman of our Board of Directors. His current term as director expires in 2004. Mr. Zimmerman served as President and Chief Executive Officer of Hickok Associates Inc., a financial consulting firm from 1991 until his retirement in December 1996. Since 1996, Mr. Zimmerman has provided consulting services to various companies. From 1976 to 1988, Mr. Zimmerman served in various executive management positions at Avon Products Inc., a multinational manufacturer and distributor of cosmetics, toiletries, jewelry, chemicals and clothing, including serving as their Chief Financial Officer from 1985 to 1988. Mr. Zimmerman received a B.B.A. degree in Accounting from Hofstra University in Hempstead, New York and is a Certified Public Accountant.

Classes of Our Board of Directors

Our Board of Directors is divided into three classes that serve staggered three-year terms expiring on the day of our annual shareholders’ meeting. The members of each of the classes and the expiration dates of their terms as of April 16, 2003 are as follows:

Class	Term Expiration	Directors
Class I(1)	2003	Roger Beutner(2) and Marlin Ray Robbins
Class II	2004	Jules Zimmerman, Samuel L. Caster, and J. Stanley Fredrick
Class III	2005	Dr. John S. Axford, M.D., Terry L. Persinger, and Alan D. Kennedy

(1)	Robert M. Henry resigned as a Class I Director effective April 15, 2003.
(2)	Roger Beutner is not standing for re-election.

Our Board held four regular meetings and one special meeting during 2002. All of the Directors attended at least 75% of these meetings of the Board of Directors.

Committees of Our Board of Directors

Our Board of Directors has four committees with various functions, all of our Committee members attended at least 75% of their Committee meetings. The Committees, their functions, and the number of meetings held in 2002, are as follows:

•	Audit Committee. Our Audit Committee is composed of Jules Zimmerman, Chairman and our Audit Committee financial expert, as determined by our Board of Directors, Roger Beutner, and Alan D. Kennedy. Each of our Audit Committee members is independent as the term is defined in Rule 4200(a)(14) of the National Association of Security Dealers listing standards. Our Audit Committee is primarily responsible for approving non-audit services provided by Mannatech’s independent accountants, reviewing Mannatech’s annual audit results, and meeting with Mannatech’s independent accountants to periodically review Mannatech’s internal controls and financial management practices. Our Audit Committee held six meetings during 2002. Our Audit Committee’s responsibilities are stated more fully in its revised charter, which is attached to this proxy statement as Appendix A, beginning on page A-1. Our Audit Committee’s report as required by the Securities and Exchange Commission rules also appears in this proxy statement on page 20.

•	Compensation Committee. Our Compensation Committee is composed of Jules Zimmerman, Chairman, Roger Beutner, and Alan D. Kennedy. Each of our Compensation Committee members is an independent Director. Our Compensation Committee is primarily responsible for establishing compensation for Mannatech’s executives including salaries, bonuses, granting stock options, and administering Mannatech’s stock option plans. Our Compensation Committee held three meetings during 2002. Our Compensation Committee’s responsibilities are stated more fully in its charter, which is attached to this proxy statement as Appendix B, beginning on page B-1. Our Compensation Committee’s report as required by the Securities and Exchange Commission rules also appears in this proxy statement on page 17 in this proxy statement.

•	Nominating Committee. Our Nominating Committee is composed of Samuel L. Caster, Chairman, Alan D. Kennedy, J. Stanley Fredrick, and Jules Zimmerman. Messrs. Kennedy and Zimmerman are independent Directors. Our Nominating Committee is primarily responsible for reviewing and recommending nominees to our Board of Directors. Our Nominating Committee held one meeting during 2002. For additional information on nominating nominees to our Board of Directors see “Shareholder Procedures for Nominating Board Members or Introducing Proposals, ” beginning on page 4 of this proxy statement.

•	Executive Committee. Our Executive Committee is composed of Jules Zimmerman, J. Stanley Fredrick, Marlin Ray Robbins, Samuel L. Caster, and Terry L. Persinger. Our Executive Committee is primarily responsible for advising our Board of Directors and has the authority to make specific recommendations to our Board. Our Executive Committee also monitors Mannatech’s management resources, structure, succession planning, development, and selection process and performance of key executives. Our Executive Committee held three meetings during 2002. Robert M. Henry resigned as a member and Chairman of the Executive Committee effective April 15, 2003.

As of April 16, 2003, our Committee members included the following:

Director’s Name	Audit		Compensation		Nominating		Executive
Non-Employee Independent Directors:
Dr. John S. Axford M.D.
Roger Beutner	X		X
Alan D. Kennedy	X		X		X
Jules Zimmerman(1)	X	*	X	*	X		X

Non-Employee Directors:
J. Stanley Fredrick					X		X
Marlin Ray Robbins							X

Employee Directors(2):
Samuel L. Caster(3)					X	*	X	*
Terry L. Persinger							X

*	Committee Chairman
(1)	Vice-Chairman of the Board of Directors.
(2)	Robert M. Henry resigned as a Director effective April 15, 2003.
(3)	Chairman of the Board of Directors and Chairman of the Executive Committee effective April 15, 2003.

Compensation of Directors

Generally Mannatech compensates its independent non-employee Directors for serving on its Board of Directors. Jules Zimmerman, Vice-Chairman of our Board, is an independent director, and receives annual cash compensation of $100,000. Roger Beutner, Dr. Axford, and Alan Kennedy, who are independent non-employee Directors receive annual cash compensation of $30,000 for serving on our Board of Directors and $1,000 for each meeting or committee meeting they attend plus reimbursement for any reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of our Board of Directors or its Committees. In March 2003, our Board of Directors approved a cash bonus of $10,000 to each of its non-employee Directors. The bonus was awarded to these directors for helping Mannatech achieve certain results in 2002. The six Directors receiving this cash bonus included Messrs. Axford, Beutner, Kennedy, Fredrick, Robbins, and Zimmerman.

Periodically certain members of Mannatech’s Board of Directors are granted stock options to reward them for their achievements or length of service. On March 26, 2002 our Board extended the term of stock options granted to Dr. Barker and Mr. Doyle. Both of these Directors were originally granted 50,000 stock options on August 23, 2002, at an exercise price of $2.63 per share. The terms of these stock options were extended from 30 days after the Director severs ties to Mannatech to 90 days after the Director severs ties to Mannatech.

On June 5, 2002, Mannatech’s Board of Directors granted each of Dr. Axford and Mr. Kennedy 50,000 stock options. The stock options vested immediately, are exercisable at an exercise price of $2.50 per share and expire on June 4, 2012. On the date of grant, the exercise price of these stock options granted approximated the fair value of Mannatech’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires a company’s Directors and Executive Officers, and persons who own more than 10% of its common stock to file initial reports of ownership and reports of changes in their beneficial ownership of its common stock with the Securities and Exchange Commission. Such persons are required by the Securities and Exchange Commission’s regulations to furnish the company with copies of all Section 16(a) reports they file.

Based solely upon a review of such reports or written representations furnished to us that no other reports were required, Mannatech believes that during the year ended December 31, 2002, all of its Executive Officers, Directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Dr. John S. Axford, M.D. who filed a late Form 3 relating to his initial reporting of his Mannatech stock ownership.

EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation of Mannatech’s Chief Executive Officer and the four most highly compensated Executive Officers (collectively, the “Named Executive Officers”) at the end of December 31, 2002.

				Annual Compensation					Long-term compensation awards
Name and principal position	Year	Salary		Bonus		Other annual compensation			Number of shares underlying options granted	All other compensation (1)
Robert M. Henry(2) Chief Executive Officer	2002 2001 2000	$ $ $	399,945 353,159 262,500	$ $ $	80,000 — —	$ $ $	49,492 122,220 41,218	(3) (4) (5)	— 250,000 275,000	$ $ $	2,750 2,625 2,625

Samuel L. Caster Chairman of the Board(6)	2002 2001 2000	$ $ $	498,791 — 196,154	$ $ $	120,000 — —	$ $ $	182,782 627,827 318,837	(7) (8) (9)	— — —	$ $ $	— — —

Terry L. Persinger President and Chief Operating Officer	2002 2001 2000	$ $ $	340,011 302,637 294,231	$ $ $	68,000 — —	$ $ $	12,098 10,904 91,268	(10) (11) (12)	— 150,000 250,000	$ $ $	2,765 2,625 —

Bill H. McAnalley, Ph.D. Senior Vice President of Research and Product Development and Chief Science Officer	2002 2001 2000	$ $ $	265,382 251,129 255,423	$ $ $	53,000 — —	$ $ $	19,749 17,010 18,872	(13) (14) (15)	— 50,000 50,000	$ $ $	2,795 2,625 2,625

Stephen D. Fenstermacher Senior Vice President of Accounting and Chief Financial Officer	2002 2001 2000	$ $ $	240,659 241,317 244,615	$ $ $	48,000 — —	$ $ $	10,813 10,813 10,813	(16) (16) (16)	— 50,000 50,000	$ $ $	— — —

(1)	Includes Mannatech’s matching contribution to its 401(k) plan paid to its Executive Officers.
(2)	Mr. Henry became our Chief Executive Officer on April 1, 2000 and resigned as our Chief Executive Officer effective April 15, 2003.
(3)	Represents $34,077 for payments relating to the negative tax consequences resulting from the payment of relocation expenses to Mr. Henry, $10,782 for an auto allowance and $4,633 for travel expenses paid to Mr. Henry.
(4)	Represents $111,438 for temporary living and relocation expenses and $10,782 for an auto allowance paid to Mr. Henry.
(5)	Represents $34,929 for temporary living expenses and $6,289 for an auto allowance paid to Mr. Henry.
(6)	Mr. Caster was a consultant to Mannatech from June 1, 2000 to March 4, 2002. On March 5, 2002, Mr. Caster was hired as Chairman of the Board. Prior to June 1, 2000, Mr. Caster served as President of Mannatech. Effective April 15, 2003, Mr. Caster was appointed as our Chief Executive Officer.
(7)	Represents $156,575 for consulting fees related to his consulting agreement and $18,179 for an auto lease and $8,028 for travel expenses paid to Mr. Caster.
(8)	Represents $600,000 for consulting fees related to Mr. Caster’s consulting agreement and $27,827 for an auto lease paid for Mr. Caster.
(9)	Represents $300,000 for consulting fees related to Mr. Caster’s consulting agreement, $18,837 for an auto lease paid for Mr. Caster.
(10)	Represents $10,904 for an auto allowance and $1,194 for travel expenses paid to Mr. Persinger.
(11)	Represents an auto allowance paid to Mr. Persinger.
(12)	Represents $80,364 for relocation and temporary living expenses and $10,904 for an auto allowance paid to Mr. Persinger.
(13)	Represents $6,320 of royalties paid for the sale of certain GlycoLEAN® products, $12,000 for an auto allowance, and $1,429 for travel expenses paid to Dr. McAnalley.

(14)	Represents $4,613 of royalties paid for the sale of certain GlycoLEAN® products and $12,397 for an auto allowance paid to Dr. McAnalley.
(15)	Represents $9,406 of royalties paid for the sale of certain GlycoLEAN® products and $9,466 for an auto allowance paid to Dr. McAnalley.
(16)	Represents an auto allowance paid to Mr. Fenstermacher.

Stock Options Granted in the Last Fiscal Year

During the year ended December 31, 2002, no options were granted to Mannatech’s Named Executive Officers.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the exercise of stock options held by Mannatech’s Named Executive Officers during the year ended December 31, 2002:

Named Executive Officer	Shares acquired on exercise	Value realized	Number of shares underlying unexercised options at 12/31/02		Value of unexercised in-the-money options at 12/31/02(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Henry(2)	—	$—	266,667	258,333	$—	$—
Samuel L. Caster	—	$—	—	—	$—	$—
Terry L. Persinger(3)	—	$—	216,667	183,333	$—	$—
Bill H. McAnalley Ph.D.(4)	—	$—	241,852	50,000	$24,800	$—
Stephen D. Fenstermacher(5)	—	$—	200,000	50,000	$—	$—

(1)	Based on the closing price of $1.62 per share of our common stock on the NASDAQ National Market on December 31, 2002 less the per share exercise price multiplied by the number of stock options.
(2)	183,333 shares of Mr. Henry’s stock options that were exercisable at $2.63 per share and 83,333 of Mr. Henry’s stock options that were exercisable at $2.69 per share are considered out-of-the-money for the value calculation. In connection with Mr. Henry’s resignation from the Company, all 258,333 unexercisable options were terminated.
(3)	166,667 shares of Mr. Persinger’s stock options that were exercisable at $2.63 per share and 50,000 of Mr. Persinger’s stock options that were exercisable at $2.69 per share are considered out-of-the-money for the value calculation.
(4)	33,333 shares of Dr. McAnalley’s stock options that were exercisable at $2.63 per share, 16,667 of Dr. McAnalley’s stock options that were exercisable at $2.69 per share, and 100,000 shares of Dr. McAnalley’s stock options that were exercisable at $8.00 per share are considered out-of-the-money for the value calculation.
(5)	33,333 shares of Mr. Fenstermacher’s stock options that were exercisable at $2.63 per share, 16,667 of Mr. Fenstermacher’s stock options that that were exercisable at $2.69 per share, and 150,000 shares of Mr. Fenstermacher’s stock options that were exercisable at $8.00 per share are considered out-of-the-money for the value calculation.

Executive Employment Agreements

Effective August 31, 1998, Mannatech entered into a five-year employment agreement with Dr. Bill H. McAnalley to serve as Mannatech’s Chief Science Officer and Senior Vice President of Research and Development. The employment agreement specified a minimum salary of $250,000 per year for an initial term of five years and extends automatically each year for successive one-year periods unless either party gives notice prior to such anniversary date. If Mannatech cancels Dr. McAnalley’s employment agreement without cause, it will be required to pay his minimum salary for the remaining duration of the term of this agreement.

On November 1, 1999, Mannatech entered into a three-year employment agreement with Mr. Terry L. Persinger to serve as its President and Chief Operating Officer. The employment agreement specifies a minimum salary of $300,000 per year and either party may cancel the agreement; however, if Mannatech cancels his employment agreement without cause, it will be required to pay him his base salary over the remaining duration of his employment agreement. On November 1, 2001, Mannatech amended his employment agreement to extend the term to December 31, 2004 and to increase his minimum salary to $350,000 per year beginning January 1, 2002.

Mannatech had an employment agreement with Robert M. Henry that was set to expire in December 2004. On April 15, 2003, Mr. Henry resigned from Mannatech and entered into an agreement with Mannatech. Under the terms of the agreement, Mannatech agreed to make the following payments to Mr. Henry (1) a total of $1,076,923, payable in installments, which is composed of the remainder his salary for 2003 and $400,000 per year through December 31, 2005; (2) all remaining payments on his automobile lease and transfer of the automobile title; (3) term life insurance premiums for the benefit of Mr. Henry of $1.2 million through December 31, 2005; (4) $50,000 for relocation and other business transition expenses; (5) payment of $15,000 for his attorneys’ fees; and (6) up to $80,000 for outplacement consulting. In addition, Mannatech extended the terms of his 266,667 vested options held by Mr. Henry for a period of ten years from the date of grant or one year after Mr. Henry’s death. In return, Mr. Henry agreed to, among other things, provide consulting work to Mannatech through December 31, 2005 and is prohibited from being affiliated with another dietary supplement network-marketing company that specializes in products that are glyconutritional or aloe based for a specified period.

On June 1, 2000, Mannatech entered into a consulting agreement with Mr. Caster. Under the terms of his consulting agreement, Mannatech agreed to pay Mr. Caster $50,000 per month plus an automobile lease, insurance, and other expenses. During 2001 and 2002, Mannatech paid Mr. Caster approximately $628,000 and $162,000, respectively. On March 5, 2002, Mr. Caster was hired as an employee of Mannatech and Mannatech’s Board of Directors elected Mr. Caster as Chairman of the Board through December 31, 2005. On April 15, 2003, Mr. Caster was appointed as our Chief Executive Officer. Under the terms of his Employment Agreement, Mr. Caster is paid an annual salary of $600,000 and is eligible for benefits offered to all other Mannatech executives. In the event Mannatech terminates him as an employee without cause, it will be required to pay him his base salary over the remaining duration of his employment agreement.

Management Bonus Plan

Mannatech’s Executive Officers and some of its other officers are eligible to receive bonuses in addition to their base salaries. Mannatech’s Compensation Committee is responsible for reviewing and approving all of Mannatech’s officers’ bonuses. Under Mannatech’s existing management bonus plan, Executive Officers can earn an annual bonus for the achievement of certain consolidated financial results, which are certified by its independent accountants. Any earned bonuses are paid by March 15th of the following year. For fiscal 2002, Mannatech declared an aggregate cash bonus of $1.0 million under its Management Bonus Plan, which was paid on March 13, 2003.

Equity Compensation Plan Information

Mannatech’s 1997 Stock Option Plan was adopted by its Board of Directors and approved by its shareholders on May 14, 1997. Mannatech’s 1998 Incentive Stock Option Plan was adopted by its Board of Directors, approved by its shareholders on April 8, 1998 and amended on September 4, 1998 to increase the number of shares reserved for issuance from 500,000 to 1,000,000 shares. Mannatech’s 2000 Stock Option Plan was adopted by its Board of Directors and approved by its shareholders on June 19, 2000. Mannatech’s stock option plans are intended to encourage investment by Mannatech’s officers, employees, non-employee Directors, and consultants in shares of Mannatech’s common stock so that they will have an increased vested interest in, and greater concern for, Mannatech’s welfare.

Options granted under Mannatech’s 1997 and 2000 stock option plans may either be incentive stock options or options that do not qualify for treatment as incentive stock options under Section 422 of the United States Internal Revenue Code of 1986. Options granted under Mannatech’s 1998 Incentive Stock Option Plan may only be granted to Mannatech’s Directors and employees.

Incentive stock options may be granted under Mannatech’s stock option plans to any person who is an employee of Mannatech (including Mannatech’s Directors) or any parent or subsidiary that may exist in the future. The exercise price of incentive stock options must equal the approximate fair market value of a share of its common stock on the date of grant.

Mannatech’s stock option plans may be amended or canceled by its Board of Directors at any time without the approval of its shareholders, with a few exceptions. However, Mannatech’s Board of Directors may not take any action without the approval of its shareholders that affects options previously granted under its stock option plans.

The following table sets forth information regarding Mannatech’s common stock that may be issued upon the exercise of stock options, warrants and other rights granted to employees, consultants or Directors under all of its existing equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	4,443,973	$3.09	556,027
Equity compensation plans not approved by shareholders	—	$—	—

Total	4,443,973	$3.09	556,027

Mannatech’s Compensation Committee has full and final authority in their discretion, subject to provisions of Mannatech’s stock option plans, to determine, among other things:

•	the individuals to whom options shall be granted;

•	whether the option granted shall be an incentive stock option or a non-qualified stock option;

•	the number of shares of common stock covered by each option;

•	the time or times at which options will be granted;

•	the option vesting schedule;

•	the exercise price of the option;

•	the duration of the options granted;

•	to prescribe, amend and rescind rules and regulations relating to Mannatech’s stock option plans;

•	whether to accelerate or defer (with the consent of the optionee) the exercise date of any option; and

•	whether to authorize any person to execute on our behalf any instrument required to effectuate the grant of an option previously granted by its Board of Directors.

401(k) Plan

On May 9, 1997, Mannatech adopted a 401(k) Pre-tax Savings Plan. All employees who have been employed by Mannatech for at least 90 days at the beginning of a quarter and are at least 21 years of age are eligible to participate in Mannatech’s 401(k) Plan. Employees may contribute up to a maximum of 20% of their current 2003 annual compensation to the 401(k) Plan, which is the statutorily prescribed 2003 annual limit. Mannatech makes regular matching contributions to its 401(k) Plan in the amount of $0.25 for each $1.00 contributed by a participating employee, up to 6.0% of such employee’s 2003 annual compensation, including overtime. The 401(k) Plan also provides that Mannatech can make profit-sharing contributions to the 401(k) Plan each year based upon our profit. Mannatech did not make any profit-sharing contributions in 2002. Employee contributions and Mannatech’s matching contributions are paid to a corporate trustee and are invested as directed by the participating employee. Mannatech’s contribution to its 401(k) Plan vests over five years or earlier if the participating employee retires at age 65, becomes disabled or dies. Payments to participating employees may also be made in the case of financial hardship. Payments may be made in a lump sum. Mannatech’s 401(k) Plan is intended to qualify under Section 401 of the United States Internal Revenue Code of 1986, so that contributions made by employees or by Mannatech to its 401(k) Plan, and income earned on these contributions, are not taxable to Mannatech employees until withdrawn from the 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

Mannatech’s Compensation Committee is responsible for reviewing the compensation of Mannatech’s Executive Officers on an annual basis. The Compensation Committee is composed of three independent Directors, Messrs. Zimmerman, Chairman, Kennedy, and Beutner. None of its executive officers serves as a member of any Board of Directors or as a member of any other compensation committee of any other entity that has or has had one or more executive officers serving as a member of Mannatech’s Board of Directors or Compensation Committee.

WITH RESPECT TO ANY FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INTO WHICH THIS PROXY STATEMENT IS INCORPORATED BY REFERENCE, THE FOLLOWING MATERIAL UNDER THE HEADINGS “REPORT OF THE COMPENSATION COMMITTEE,” “REPORT OF THE AUDIT COMMITTEE” AND “PERFORMANCE GRAPH” SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE COMPENSATION COMMITTEE

Mannatech’s Compensation Committee Report summarizes Mannatech’s executive compensation policies and the basis for the compensation paid to its Executive Officers, including Mr. Robert M. Henry, Mannatech’s Chief Executive Officer during the year ended December 31, 2002.

Compensation policy. Mannatech’s policy with respect to its executive compensation is designed to:

•	adequately and fairly compensate its Executive Officers in relation to their responsibilities, capabilities and contributions to Mannatech in a manner that is commensurate with compensation paid by other similarly-sized companies or other companies within the same industry; and

•	reward its Executive Officers for the achievement of short-term operating goals and for the enhancement of long-term value.

Components of compensation. The primary components of compensation paid to Mannatech’s Executive Officers and the relationship of such components of compensation to Mannatech’s performance are discussed below:

(a)	Base salary. At the beginning of each new year Mannatech’s Compensation Committee reviews the base salaries of Mannatech’s Executive Officers to ensure the salaries are reasonable based upon a number of factors. These factors include Mannatech’s performance (to the extent such performance can fairly be attributed or related to each Executive Officer’s performance), as well as the nature of each Executive Officer’s responsibilities, capabilities, loyalties and contributions. Mannatech’s Compensation Committee believes that the base salaries for Mannatech’s Executive Officers are reasonable as compared to other similarly-sized companies or other companies within the same industry.

(b)	Bonus. Each Executive Officer is eligible to participate in Mannatech’s management bonus plan. The bonus plan is based upon Mannatech achieving certain consolidated financial results, which are certified by its independent accountants. Bonuses earned by Mannatech’s Executive Officers are reviewed and approved by its Compensation Committee and paid by March 15th of the following year. For fiscal 2002, Mannatech declared an aggregate cash bonus of $1.0 million, which was paid on March 13, 2003.

(c)	All other annual compensation. Mannatech maintains certain other plans and arrangements for the benefit of its Executive Officers and other members of its management, including participation in the 401(k) plan, use of a company vehicle, payment of certain personal travel expenses, and enrollment in health, life, automobile and long-term disability insurance. All of its Vice Presidents are paid monthly auto allowances of $500. In addition, Senior or Executive Vice Presidents and above are either paid an auto allowance or awarded the use of a company-leased vehicle. Mannatech’s Compensation Committee believes these benefits are reasonable in comparison to the executive compensation practices of other similarly-sized companies or other companies within the same industry.

(d)	Long-term compensation. Mannatech maintains stock option plans to reward Mannatech’s employees for the attainment of certain goals or events. Stock option grants are reviewed and approved by its Compensation Committee. Mannatech’s Compensation Committee believes these long-term compensation arrangements are reasonable in relation to the executive compensation practices of other similarly-sized companies or other companies within the same industry.

2002 Chief Executive Officer’s Compensation. As previously described, Mannatech’s Compensation Committee considers several factors in determining Mannatech’s Chief Executive Officer’s compensation package, with the primary factors focusing on Mannatech’s financial performance and the competitive compensation paid to other Executive Officers of similarly-sized companies or other companies within the same industry. Specific actions taken by the Compensation Committee regarding Mr. Henry’s compensation paid in 2002 are summarized below:

(a)	Base salary. Mr. Henry’s base salary was based on a number of factors, including Mannatech’s overall performance and its consolidated financial results, as well as the nature of Mr. Henry’s responsibilities, capabilities, loyalties and contributions to Mannatech’s performance. For fiscal 2002, Mr. Henry’s base salary was $400,000 per annum.

(b)	Bonus. Mr. Henry participated in Mannatech’s management bonus plan. The bonus plan is based upon the attainment of certain consolidated financial results, which are certified by Mannatech’s independent accountants. For Fiscal 2002, Mannatech declared a cash bonus of $80,000 for Mr. Henry, which was paid March 13, 2003.

(c)	All other annual compensation. Mr. Henry, as well as all other Executive Officers, may participate in Mannatech’s 401(k) plan. Mr. Henry was also provided with a company leased vehicle, was reimbursed for certain personal travel expenses, and is enrolled in health, life, automobile, and disability insurance. In addition, Mr. Henry was paid for any negative tax consequences related to the payments of relocation expenses to Mr. Henry.

(d)	Long-term compensation. Mr. Henry was not granted any stock options during fiscal 2002.

$1 million pay deductibility cap. Under Section 162(m) of the United States Internal Revenue Code, public companies are precluded from receiving a tax deduction on compensation paid to their Executive Officers in excess of $1 million, unless the compensation is excluded from the $1 million limit as a result of being classified as performance-based compensation. At this time, Mannatech’s Executive Officers’ cash compensation levels have not exceeded the $1 million limit and we do not anticipate exceeding this limit in the near future. Nonetheless, the Compensation Committee periodically reviews all of Mannatech’s Executive Officers’ compensation in light of Section 162(m).

Conclusion. Mannatech’s Compensation Committee believes the concepts discussed above further Mannatech’s shareholders’ interests and that Mannatech’s Executive Officers’ compensation encourages responsible management; however, Mannatech’s Compensation Committee will regularly consider the effect of executive compensation on Mannatech’s shareholders’ interests. These factors, reports from the various Committees of the Board of Directors of Mannatech and discussions with, and information compiled by, various independent consultants are used in determining Mannatech’s Executive Officers’ compensation.

The Compensation Committee

        Jules Zimmerman, Chairman

        Roger E. Beutner

        Alan D. Kennedy

Performance Graph

The graph below depicts Mannatech’s common stock price as an index, assuming $100.00 was invested on February 16, 1999, the date of its initial public offering, along with the composite prices of companies listed in the S&P Midcap Index and its peer group. Media General Financial Services has provided Mannatech with this information. The comparisons in the graph are required by regulations of the Securities and Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of its common stock. The publicly-traded companies in Mannatech’s peer group are Twinlab Corp., Weider Nutrition International, Inc., Nature’s Sunshine Products, Inc., Reliv International, Inc., USANA Health Sciences Inc., and Nu Skin Enterprises Inc.

Measurement Period	Mannatech	S&P Midcap Index	Peer Group Index
February 16, 1999	$100.00	$100.00	$100.00
December 31, 1999	$23.06	$125.97	$48.65
December 31, 2000	$5.56	$148.02	$26.16
December 31, 2001	$12.53	$136.91	$40.12
December 31, 2002	$7.20	$125.77	$54.50

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist Mannatech’s Board of Directors in overseeing its financial reporting, internal controls, and audit functions. Mannatech’s Audit Committee is comprised of Jules Zimmerman, Chairman and Mannatech’s Audit Committee financial expert, as determined by its Board of Directors, Roger Beutner, and Alan D. Kennedy. Each of these members is independent as the term is defined in Rule 1200(a) (14) of the National Association of Securities Dealers listing standards and the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter adopted by the Committee and Mannatech’s Board of Directors. Mannatech’s Audit Committee reviews and addresses the adequacy of its charter on an annual basis, which is attached to this proxy as Appendix A, beginning on page A-1.

Mannatech is responsible for the preparation of its consolidated financial statements and its systems of internal controls. The independent accountants are responsible for auditing Mannatech’s consolidated financial statements in accordance with generally accepted auditing standards of the United States of America. The activities of the Audit Committee are in no way designed to supersede or alter Mannatech or its independent accountant’s respective responsibilities. The Audit Committee assists Mannatech’s Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and reporting practices of Mannatech and such other duties as directed by Mannatech’s Board of Directors. The Audit Committees’ role does not provide any special assurances with regard to its consolidated financial statements, nor does it involve a professional evaluation of the quality of the audits performed by its independent accountants. To strengthen the Audit Committee’s ability to assist the Board of Directors, the Audit Committee formed a subcommittee called the Disclosure Committee. The Disclosure Committee is comprised of six employees who report to the Audit Committee, as well as Mannatech’s Chief Executive Officer and Chief Financial Officer. The Disclosure Committee is designed to oversee and review Mannatech’s internal controls. Mannatech’s Audit Committee has furnished its Board of Directors the following report:

The Audit Committee has reviewed and discussed with Mannatech’s management its consolidated audited financial statements of and for the year ended December 31, 2002 and the certification process required by the Sarbanes-Oxley Act of 2002. Mannatech has represented to its Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles of the United States of America. The Audit Committee has also discussed the following with Mannatech’s independent accountants (1) the auditor’s responsibilities, (2) any significant issues arising during its audit, and (3) other matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from Mannatech’s independent accountants required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and has discussed with the independent accountants, the independent accountants independence from management. In addition, the Audit Committee discussed the adequacy of Mannatech’s internal controls and disclosure controls with its independent accountants and management.

Based on the review and discussions referred to above, the Audit Committee recommends to Mannatech’s Board of Directors that the year-end audited consolidated financial statements should be included in Mannatech’s 2002 Annual Report and in its Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

    Jules Zimmerman, Chairman

    Alan D. Kennedy

    Roger E. Beutner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 16, 2003 by (a) each person known by us to beneficially own 5% or more of Mannatech’s outstanding shares of common stock, (b) each of Mannatech’s Directors and the “Named Executive Officers,” and (C) all of Mannatech’s current Executive Officers and Directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner	Total	% of class outstanding(2)
Samuel L. Caster(3)	13,279,800	52.8%
J. Stanley Fredrick(4)	13,279,800	52.8
Marlin Ray Robbins(5)	13,279,800	52.8
Jett(6)	13,279,800	52.8
H. Reginald McDaniel(7)	13,279,800	52.8
Donald W. Herndon(8)	13,279,800	52.8
Bill H. McAnalley Ph.D.(9)	545,262	2.2
Robert M. Henry(10)	336,667	1.3
Terry L. Persinger(11)	218,267	*
Stephen D. Fenstermacher(12)	202,000	*
Brad Wayment(13)	58,333	*
Jules Zimmerman(14)	50,000	*
Roger Beutner(15)	50,000	*
Alan D. Kennedy(16)	50,000	*
John S. Axford Ph.D.(17)	50,000	*
Cynthia L. Tysinger(18)	25,625	*
All 15 Executive Officers and Directors as a group(19)	12,827,613	48.6%

*	Less than 1%
(1)	The information contained in this table with respect to beneficial ownership reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.
(2)	Shares of Mannatech’s common stock subject to stock options, warrants or any other convertible security currently exercisable or convertible, or exercisable or convertible within 60 days of April 16, 2003 are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of any other person or entity.
(3)	Based on a Schedule 13D filed with the Securities and Exchange Commission, the “SEC”, on March 17, 2003 and Mannatech’s records. This number includes 5,733,116 shares of Mannatech’s common stock held by Mr. Caster and an aggregate of 7,546,684 shares of Mannatech’s common stock held by other members of the Schedule 13D group including J. Stanley Fredrick, Marlin Ray Robbins, Jett, H. Reginald McDaniel, and Donald W. Herndon, which shares Mr. Caster may be deemed to be the beneficial owner.
(4)	Based on a Schedule 13D filed with the SEC on March 17, 2003 and Mannatech’s records. This number includes 3,500,000 shares of Mannatech’s common stock held by Mr. Fredrick and an aggregate of 9,779,800 shares of Mannatech’s common stock held by other members of the Schedule 13D group including Samuel L. Caster, Marlin Ray Robbins, Jett, H. Reginald McDaniel, and Donald W. Herndon, which shares Mr. Fredrick may be deemed to be the beneficial owner.
(5)	Based on a Schedule 13D filed with the SEC on March 17, 2003 and Mannatech’s records. This number includes 1,973,009 shares of Mannatech’s common stock held by Mr. Robbins and an aggregate of 11,306,791 shares of Mannatech’s common stock held by other members of the Schedule 13D group including Samuel L. Caster, J. Stanley Fredrick, Jett, H. Reginald McDaniel, and Donald W. Herndon, which shares Mr. Robbins may be deemed to be the beneficial owner.

(6)	Based on a Schedule 13D filed with the SEC on March 17, 2003 and Mannatech’s records. This number includes 1,206,625 shares of Mannatech’s common stock held by Jett and an aggregate of 12,073,175 shares of Mannatech’s common stock held by other members of the Schedule 13D group including Samuel L. Caster, J. Stanley Fredrick, Marlin Ray Robbins, H. Reginald McDaniel, and Donald W. Herndon, which shares Jett may be deemed to be the beneficial owner. Jett’s address is 59-340 Olomana Road, Kanuela, Hawaii 96743. Jett is an independent associate of Mannatech.
(7)	Based on a Schedule 13D filed with the SEC on March 17, 2003 and Mannatech’s records. This number includes 521,050 shares of Mannatech’s common stock held by Dr. McDaniel and an aggregate of 12,758,750 shares of Mannatech’s common stock held by other members of the Schedule 13D group including Samuel L. Caster, J. Stanley Fredrick, Marlin Ray Robbins, Jett, and Donald W. Herndon, which shares Dr. McDaniel may be deemed to be the beneficial owner. Mr. McDaniel’s address is 4 Woodland Drive, Mansfield, Texas 76063. Dr. McDaniel is a former employee of Mannatech.
(8)	Based on a Schedule 13D filed with the SEC on March 17, 2003 and Mannatech’s records. This number includes 346,000 shares of Mannatech’s common stock held by Mr. Herndon and an aggregate of 12,933,800 shares of Mannatech’s common stock held by other members of the Schedule 13D group including Samuel L. Caster, J. Stanley Fredrick, Marlin Ray Robbins, Jett, and H. Reginald McDaniel, which shares Mr. Herndon may be deemed to be the beneficial owner. Mr. Herndon’s address is 1109 Alspaugh Lane, Grand Prairie, Texas 75052. Mr. Herndon is an officer of Mannatech.
(9)	Includes 241,852 shares of common stock subject to options exercisable within 60 days of April 16, 2003.
(10)	Includes 266,667 shares of common stock subject to options exercisable within 60 days of April 16, 2003. Mr. Henry resigned as Mannatech’s Chief Executive Officer and as a Director, effective April 15, 2003.
(11)	Includes 216,667 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(12)	Includes 200,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(13)	Includes 58,333 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(14)	Includes 50,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(15)	Includes 50,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(16)	Includes 50,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(17)	Includes 50,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(18)	Includes 25,000 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.
(19)	Includes 1,241,853 shares of Mannatech’s common stock subject to stock options exercisable within 60 days of April 16, 2003.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans to Shareholders

On February 17, 1999, Mannatech signed new notes receivable agreements with five individuals including Messrs. Charles E. Fioretti, William C. Fioretti, Samuel L. Caster, Gary Watson, and Patrick D. Cobb. All of these individuals were shareholders of Mannatech and over the past several years held various management positions within Mannatech. The notes bear interest at 6.0% per year, with the first payment due on February 17, 2000 and the remainder to be paid in annual installments through February 17, 2004. On June 4, 2001, Mannatech agreed to modify the terms of Charles E. Fioretti’s note receivable as part of his separation and release agreement. Under the terms of his modified agreement, Mr. C. Fioretti’s remaining principal balance of approximately $127,000 will continue to accrue interest and is due on the earlier of February 17, 2011 or 13 days after the date in which Mr. C. Fioretti no longer owns at least 100,000 shares of Mannatech’s common stock.

As of April 8, 2003, Mr. Watson had not made his annual scheduled payments for the last two years and did not make his third annual scheduled payment due February 17, 2003. As a result in 2002, Mannatech established a provision for doubtful accounts of approximately $31,000 related to his note. Mr. William Fioretti has not made his annual scheduled payment for 2002 or for 2003; however, in September 2002, Mannatech filed a lawsuit against him demanding repayment. Mannatech continues to believe this note is fully collectible. As of April 8, 2003 the remaining principal and interest balances owed by each of the five individuals are as follows:

	Past due balance	Remaining Balance	Total Balance
	(in thousands)
Samuel L. Caster	$—	$48	$48
Patrick D. Cobb	—	8	8
Charles E. Fioretti	—	140	140
William C. Fioretti	95	48	143
Gary Watson	24	8	32

	$119	$252	$371

Commissions Paid to William C. Fioretti

Mr. William C. Fioretti still holds an associate position in Mannatech’s global network-marketing system. In 2001 and 2002, Mannatech accrued commission expense to William C. Fioretti of approximately $117,000 and $85,000, respectively. William C. Fioretti is the cousin of Charles E. Fioretti Mannatech’s former Chief Executive Officer and Chairman of the Board.

Consulting Agreement with Samuel L. Caster

On May 5, 2000, Samuel L. Caster resigned as Mannatech’s President. On June 1, 2000, Mannatech entered into a consulting agreement with Mr. Caster. Under the terms of this agreement, Mannatech agreed to pay Mr. Caster $50,000 per month plus an automobile lease, insurance, and other expenses. During 2001 and 2002, Mr. Caster earned approximately $628,000 and $162,000, respectively, relating to this agreement. On March 5, 2002, Mr. Caster’s consulting agreement was terminated and he became an employee of Mannatech. See “Executive Employment Agreements” set forth in this proxy statement on Page 15, for further information about the terms of his employment agreement.

Consulting Agreement with J. Stanley Fredrick

On October 1, 2001, Mannatech entered into a two-year consulting and lockup agreement with Mr. Fredrick. This agreement automatically renews annually unless a 30-day written notice is given to both parties. Under the terms of this consulting agreement, Mr. Fredrick provides advice and performs certain functions for Mannatech’s Board of Directors and is prohibited from selling any of his shares of Mannatech’s common stock, for which Mannatech pays Mr. Fredrick $185,000 per year. During 2001 and 2002, Mannatech paid Mr. Fredrick $46,250 and $185,000, respectively related to this consulting agreement.

Separation Agreements with Former Executives

During 2000 and 2001, Mannatech recorded severance charges primarily related to compensation, insurance, and automobile lease expenses to be paid to Mannatech’s former Executive Officers including Anthony E. Canale, Deanne Varner, Patrick D. Cobb, and Charles E. Fioretti. The terms of each of their separation agreements and the estimated payments are as follows:

•	On December 29, 2000, we entered into a separation agreement with Mr. Anthony Canale, who resigned as our Chief Operating Officer of International Operations effective as of February 28, 2001. Mannatech agreed to pay Mr. Canale $400,000 on March 1, 2001, $250,000 on February 28, 2002, and $250,000 on February 28, 2003 and pay his remaining lease payments for his car and then transferred the ownership of the car to him. In addition, Mannatech granted Mr. Canale a total of 213,333 fully vested warrants on March 1, 2001 at an exercise price ranging from $1.75 to $4.00 per share, which are exercisable for seven years. As of April 8, 2003, none of his warrants had been exercised.

•	In the second quarter of 2001, we entered into separation agreements with Ms. Deanne Varner and Mr. Patrick D. Cobb. Under the terms of their agreements, the former Executive Officers are bound by certain non-compete and confidentiality clauses under which Mannatech paid Ms. Varner and Mr. Cobb an aggregate amount of $817,000 in 2001, $624,000 in 2002 and agreed to pay them an aggregate amount of $544,000 in 2003 and $150,000 in 2004. The payments consist of various charges including compensation related to the cancellation of their employment agreements, accrued vacation, health insurance, and automobile expenses. Mannatech also granted Ms. Varner a total of 163,333 stock options and Mr. Patrick Cobb a total of 60,000 stock options, all at exercise prices ranging from $1.75 to $4.00 per share. The stock options vest on the date they were granted and are exercisable for ten years. As of April 8, 2003, none of their options had been exercised.

•	On June 4, 2001, we entered into a separation agreement and full and final release agreement with Charles E. Fioretti who resigned as an employee and as our Chairman of the Board. Under the terms of the separation agreement, we agreed to purchase 50,000 shares of his Mannatech stock from Mr. C. Fioretti’s valued at $1.45 per share and to pay Mr. C. Fioretti a total of $1.2 million in two equal payments of $600,000 each due in June 2001 and June 2002.

In July 2002, Dr. H. Reginald McDaniel resigned as one of Mannatech’s medical directors. In connection with his resignation, Mannatech entered into a general release agreement and a non-compete and confidentiality agreement with Dr. McDaniel. Under the terms of these agreements, Mannatech agreed to pay Dr. McDaniel $90,000 related to the General Release Agreement and $25,000 a month, for one year, as consideration for his compliance with the non-compete clause. During 2002, Mannatech paid Dr. McDaniel $240,000 related to these agreements and $150,000 remained unpaid as of December 31, 2002.

On April 15, 2003, Mr. Henry resigned from Mannatech and entered into an agreement with Mannatech. Under the terms of the agreement, Mannatech agreed to make the following payments to Mr. Henry (1) a total of $1,076,923 payable in installments, which is composed of the remainder of his salary for 2003 and $400,000 per year through December 31, 2005; (2) all remaining payments on his automobile lease and transfer of the automobile title; (3) term life insurance premiums for the benefit of Mr. Henry of $1.2 million through December 31, 2005; (4) $50,000 for relocation and other business transition expenses; (5) payment of $15,000 for his attorneys’ fees; and (6) up to $80,000 for outplacement consulting. In addition, Mannatech extended the terms of his 266,667 vested options held by Mr. Henry for a period of ten years from the date of grant or one year after Mr. Henry’s death. In return, Mr. Henry agreed to, among other things, provide consulting work to Mannatech through December 31, 2005 and is prohibited from being affiliated with another dietary supplement network-marketing company that specializes in products that are glyconutritional or aloe based for a specified period.

Cancellation of Incentive Agreement and Certain Transactions with Marlin Ray Robbins

In April 1994, Mannatech entered into an incentive compensation agreement with Ray Robbins. The incentive agreement required Mannatech to pay compensation based on the increase in the admittance of new independent associates. In June 1999, Mannatech cancelled this incentive agreement by paying Ray Robbins $750,000 and agreeing to grandfather two of his associate positions to the highest level. Of this amount, $500,000 was paid at the time the agreement was cancelled and the remaining $250,000 was payable in monthly installments of $10,000 over two years. In 2000, Ray Robbins disputed certain terms of the cancelled incentive agreement and subsequently, Mannatech agreed to pay Ray Robbins an additional $200,000 related to the matter. On February 1, 2002, Mannatech entered into a final agreement with Ray Robbins to pay him approximately $61,000, related to certain modifications to the original agreement, which concluded this matter. During 2000, 2001, and 2002, Mannatech paid Ray Robbins approximately $320,000, $70,000, and $61,000 respectively, related to the cancellation of the initial incentive agreement. Ray Robbins does not hold any other incentive agreements.

Ray Robbins holds multiple positions in Mannatech’s associate global downline network-marketing system two of which related to the cancellation of the above cancelled incentive agreement. Mannatech pays commissions and incentives to its associates for product sales and downline growth. During 2001 and 2002, Mannatech paid commissions to Ray Robbins totaling $1.7 million in each year. In addition, Mannatech paid associate commissions totaling $116,000 in 2001 and $174,000 in 2002, to Kevin Robbins and his wife Dawn Robbins, who are associates and the son and daughter-in-law of Ray Robbins. All commissions paid to Ray Robbins and his immediate family members were paid in accordance with Mannatech’s global associate career and compensation plan.

Ray Robbins also provides various consulting services to Mannatech and travels extensively speaking at various functions to promote Mannatech’s business. Mannatech reimburses Mr. Robbins for his expenses related to his consulting and traveling.

On September 28, 2001, Mannatech sold Ray Robbins 815,009 shares of its treasury stock at $1.00 per share, which was the approximate fair market value of Mannatech’s common stock on the date of sale. On December 16, 2002, Mr. Ray Robbins sold 300,000 of his Mannatech shares at $1.00 per share to Jett, a 4.8% shareholder of Mannatech stock, an associate, and member of the Controlled Group.

Commissions and Royalties Paid to Dr. Bill H. McAnalley

On September 1, 1999, Mannatech entered into a royalty agreement with Dr. McAnalley. Under the terms of the royalty agreement, Mannatech pays Dr. McAnalley a royalty based on GlycoLEAN® product sales. During 2000, 2001, and 2002, Dr. McAnalley was paid royalties of approximately $9,000, $5,000 and $6,000, respectively.

Dr. McAnalley’s wife holds an associate position in Mannatech’s associate global downline network-marketing system and was paid commissions of approximately $6,000 in 2000, $60,000 in 2001, and $4,500 in 2002. Dr. McAnalley’s three children also hold associate positions in Mannatech’s associate global downline network-marketing system and were paid commissions in the aggregate of approximately $14,000 in 2000, $103,000 in 2001, and $5,500 in 2002. All commissions paid to Dr. McAnalley’s family were paid in accordance with Mannatech’s global associate career and compensation plan.

Payments Made to Dr. John S. Axford

On June 4, 2002, Dr. John Axford was elected to Mannatech’s Board of Directors. Mannatech has paid Dr. Axford $11,000, $35,000, and $20,000 during 2000, 2001, and 2002, respectively, related to various consulting fees. In October 2002, Mannatech signed an agreement for a three-year grant to St. Georges’ Hospital, totaling $148,000, to help fund a clinical trial utilizing certain Mannatech products. Dr. Axford is employed by St. Georges’ Hospital, located in London, England and is also the principal investigator in this clinical trial.

Incentive and Royalty Agreement with Jett

In October 1999, Mannatech entered into an agreement with Jett, a high-level associate, and a significant shareholder as set forth in the Security Ownership of Certain Beneficial Owners and Management section of this proxy statement whereby Jett would promote Mannatech and help develop associate interest in Japan. Under the terms of the agreement, Mannatech agreed to pay Jett $50,000 a month plus all expenses for two years and earn additional commissions, up to $1.6 million, for the development and sale of new training materials and sales aids. In September 2001, Mannatech amended this agreement whereby Mannatech ceased paying a set monthly fee and began paying him a royalty of $5.00 for each specific new promotional item sold by Mannatech, up to a maximum of $1.6 million. Total payments relating to this agreement were approximately $850,000, $470,000, and $120,000 in 2000, 2001, and 2002, respectively.

OTHER MATTERS

Mannatech’s Board of Directors does not know of any other matters that are to be presented for action at its 2003 annual shareholders’ meeting. However, if any other matters properly come before its 2003 annual shareholders’ meeting or any adjournments thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

ADDITIONAL INFORMATION AVAILABLE

ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF MANNATECH’S 2002 ANNUAL SHAREHOLDERS’ REPORT, WHICH INCLUDES CERTAIN INFORMATION THAT WAS CONTAINED IN ITS ANNUAL REPORT ON FORM 10-K. MANNATECH’S ANNUAL SHAREHOLDERS’ REPORT AND ITS ANNUAL REPORT ON FORM 10-K DO NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES. MANNATECH’S FORM 10-K CAN BE VIEWED ON ITS CORPORATE WEBSITE AT WWW.MANNATECH.COM OR UPON WRITTEN REQUEST BY ANY SHAREHOLDER.

2004 ANNUAL SHAREHOLDERS’ MEETING INFORMATION

Mannatech expects to hold its next annual shareholders’ meeting on or about June 1, 2004 and its proxy materials in connection with this meeting are expected to be mailed on or before April 27, 2004.

FORWARD-LOOKING STATEMENTS

This proxy statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. Opinions, forecasts, projections, guidance or other statements other than statements of historical fact are considered forward-looking statements. These statements are based upon assumptions that are subject to change and other risks. Although Mannatech believes that the expectations reflected in such forward-looking statements are reasonable, Mannatech can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in Mannatech’s business are set forth in its filings with the Securities and Exchange Commission. Estimates of future financial or operating performance, provided by Mannatech, are based on existing market conditions and information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon many factors, including the success of Mannatech’s international operations, Mannatech’s ability to attract and retain associates, changes in laws and governmental regulations and changes in market conditions. All subsequent written and oral forward-looking statements attributable to Mannatech or to individuals acting on Mannatech’s behalf are expressly qualified in their entirety by this paragraph.

By order of its Board of Directors

Samuel L. Caster

Chairman of the Board and Chief Executive Officer

Dated: April 28, 2003

APPENDIX A

MANNATECH, INCORPORATED

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REVISED AUDIT COMMITTEE CHARTER

I. Audit Committee Purpose.

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Make recommendations to the full Board of Directors with respect to Mannatech, Incorporated (the “Company”) regarding the Company’s independent auditors;

•	Meet periodically with the Company’s independent auditors to review the general scope of audit coverage;

•	Monitor the Company’s policies and procedures designed to avoid improper conflicts of interests;

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Monitor the independence and performance of the Company’s independent auditors and, as appropriate, internal auditing department; and

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and, as appropriate, the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall at all times have direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings.

The Audit Committee and its members shall meet the requirements of the rules of the National Association of Securities Dealers, Inc. and The NASDAQ Stock Market, Inc. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties.

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with financial management and the independent auditors the Company’s quarterly and annual financial results prior to the release of earnings and/or prior to filing or distribution of the Company’s financial statements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61, as amended (see Item 9). The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.	Review the independent auditors’ audit plan and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended.

10.	Consider management’s and the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

11.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

Management and Legal Compliance

12.	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

13.	Review the appointment, performance, and replacement of the senior internal audit executive.

14.	Review significant reports prepared by the internal audit department together with management’s response and follow-up on these reports.

15.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

16.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

17.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

18.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the Directors of the Company or members of the Audit Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than inflexible rules and the Audit Committee may adopt such additional procedures and standards as it deems necessary from time-to-time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s website and a printed copy of such shall be made available to any shareholder of the Company who requests it.

APPENDIX B

MANNATECH, INCORPORATED

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”) of Mannatech, Incorporated (together with its direct and indirect subsidiaries, the “Company”) shall be comprised of at least three directors of the Company appointed by the Board of Directors annually, with one of the members appointed by the Board of Directors as Chairman of the Committee. Each member of the Committee must qualify as an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended. Each member shall serve until his resignation or until his successor is elected by the Board of Directors. A majority of the members of the Committee shall constitute a quorum for the purpose of conducting business. The Committee shall meet no less frequently than annually and shall report its findings and recommendations to the Board of Directors no less frequently than annually. The responsibilities of the Committee shall include the following:

1.	The Committee shall review the objectives, structure, cost and administration of all compensation and benefit policies and programs.

2.	The Committee shall administer all stock option or award plans of the Company.

3.	No less than once annually, the Committee shall review all of the Company’s officers’ and executives’ salaries, stock options and other forms of compensation, including direct and indirect incentives and benefits, and make such recommendations with respect thereto to the Board of Directors as the Committee shall deem advisable.

4.	The Committee shall approve any employment agreements or other agreements for compensation to be entered into between the Company and the Chief Executive Officer or any other executive officer of the Company.

5.	The Committee shall be responsible for determining the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, and when compensation may be paid by the Company that is not deductible for federal income tax purposes.

6.	The Committee shall determine that all reports concerning compensation necessary to comply with federal, state or local statutes or regulations are filed in a timely manner, and, in this connection, shall review and approve reports required to be included in the annual proxy statement of the Company pursuant to the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission.

7.	The Committee shall review and assess the adequacy of this Charter at least annually.

In connection with its responsibilities, the Committee may consult with management and with the Company’s counsel or with counsel of its choosing. The Committee shall have full, free and unrestricted access to all Company activities, records (either manual or electronic) and personnel relevant to any subject under its review. The Committee shall be authorized to retain professionals at the Company’s expense to assist it in the performance of its duties and the discharge of its responsibilities.

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the Directors of the Company or members of the Compensation Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than inflexible rules and the Compensation Committee may adopt such additional procedures and standards as it deems necessary from time-to-time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s website and a printed copy of such shall be made available to any shareholder of the Company who requests it.

B-1

APPENDIX C

MANNATECH, INC.

FREQUENTLY ASKED QUESTIONS

Mannatech’s Board of Directors urges each shareholder to read all of the information included in its proxy materials provided to them. As a courtesy, Mannatech’s Board of Directors is providing each shareholder with a list of frequently asked questions in hopes of eliminating some of the more commonly asked questions and helping to make sure its shareholders are informed of the various policies and procedures that must be followed for its 2003 annual shareholders’ meeting.

1. What information is contained in these materials?

The information in Mannatech’s proxy statement contains information about its proposals, background information about its Board nominees and compensation of Mannatech’s Officers and Board of Directors. In addition, the materials include Mannatech’s 2002 annual shareholders’ report and a proxy-voting card, which gives the shareholder instructions on how to cast their vote.

2. What is the difference between a proxy-voting card and a ballot?

A proxy-voting card is what is mailed to a shareholder. It gives the shareholder specific instructions on how to cast their vote by mail, telephone, or the Internet. The instructions on the proxy-voting card are different depending on whether the shareholder owns their shares directly or they own their shares through a broker. Shareholders should make sure they read and follow all of the enclosed instructions carefully to ensure their vote is counted. Ballots will be handed out at Mannatech’s 2003 annual shareholders’ meeting to shareholders of record on the close of business on April 8, 2003 who own their shares directly or beneficial shareholders of record who have the proper paperwork from their broker allowing them to cast their vote at our meeting.

3. What shares owned by a shareholder can be voted either by proxy or at the annual meeting?

All shares owned by a shareholder directly or as a beneficial owner as of the record date may be voted by the shareholder prior to the meeting using their proxy-voting card.

At Mannatech’s 2003 annual shareholders’ meeting, direct shareholders of record will be verified and given a ballot card. At the meeting, beneficial owners of record will be verified by the beneficial shareholder having a power of attorney form from their broker allowing them to vote at the meeting. If a shareholder does not have this information from their broker, Mannatech’s transfer agent will not be able to count their vote as their broker may have already cast a vote on their behalf. Mannatech strongly recommends that shareholders read the back of their proxy-voting cards prior to the 2003 annual meeting to understand how they can attend Mannatech’s shareholders’ meeting and cast their vote at the meeting. A shareholder’s broker can usually mail or fax a shareholder any necessary paperwork prior to the meeting.

4. What is the difference between direct ownership and beneficial ownership?

DIRECT OWNERSHIP is defined as a shareholder who directly holds their stock certificates in their own name, which is evidenced by the shareholder receiving all of Mannatech’s mailings from either Mannatech, or its transfer agent, EquiServe Trust Company N.A., or its solicitor, Georgeson Shareholder.

BENEFICIAL OWNERSHIP is defined as a shareholder mailing their stock certificates to their broker or the shareholder purchased shares through their broker and they receive all of Mannatech’s mailings from either their broker or through their solicitor, which is usually ADP Proxy Services. As a beneficial owner, the shareholder still owns Mannatech shares, but Mannatech’s transfer agent does not have individual shareholders’ names from the brokers. The only information Mannatech’s transfer agent has about shareholders owning stock through their broker is the aggregated total number of shares each broker holds on behalf of its clients.

5. What does it mean if a shareholder receives more than one proxy-voting card?

If a shareholder receives more than one proxy-voting card it means that their shares are registered with different names or the shareholder has more than one account in which they hold shares of Mannatech stock. Each proxy-voting card may have different instructions, phone numbers, or email addresses so a shareholder should make sure they read all instructions on the back of each proxy-voting card.

6. How is voting different for direct holders versus beneficial owners?

Mannatech’s transfer agent has the names of the shareholders who directly hold shares of Mannatech stock, but does not have any detailed information such as the individual shareholder names who own shares held through their brokers. Only the individual brokers have the detailed information about each shareholders’ beneficial ownership or individuals who own Mannatech stock through their brokerage group. Each brokerage group is responsible for reporting their shareholders votes to Mannatech’s transfer agent and for all mailings to Mannatech’s shareholders who own stock through their brokerage firm. Each brokerage group also has its own set of instructions on how to cast a vote with such brokerage firm using their proxy-voting card.

7. Can a shareholder change their vote?

Both direct shareholders and beneficial shareholders can revoke their proxy-vote. Attendance at the annual shareholders’ meeting will not in itself constitute a revocation of a shareholder’s proxy-vote. Generally shareholders may revoke their proxy-vote by submitting a new proxy-vote with a later date or by voting in person at the annual shareholders’ meeting. A shareholder should contact the customer service department in their information packet to obtain specific instructions on how to revoke their proxy-vote. Specific instructions on how to revoke their proxy-votes may be different depending on whether they are a direct shareholder or a beneficial shareholder.

Each set of instructions should include the shareholder’s account number, solicitors’ phone number, and their email address. Mannatech’s transfer agent or its solicitor will only count the verified proxy-votes received with the latest date as the vote by each shareholder and brokerage firm. Each share of Mannatech’s stock represents one vote. A shareholder should contact the customer service telephone number provided to them in their shareholder information packet if they are unsure or have any questions. Telephone numbers may be different depending on whether a shareholder is a direct shareholder or a beneficial shareholder. The telephone numbers may also be different if a shareholder holds shares at different brokerage firms.

8. How can a shareholder attend the 2003 annual shareholders’ meeting?

The 2003 annual shareholders’ meeting will be held on June 2, 2003 at 10:00 a.m., at the Grapevine Convention Center in Grapevine, Texas. Shareholders will be admitted upon check-in and verification of stock ownership. No cameras or recording equipment will be permitted in the meeting room as Mannatech will be taping the meeting in its entirety.

9. Where can a shareholder find the voting results of Mannatech’s 2003 annual meeting?

Mannatech will announce preliminary voting results of its 2003 annual shareholders’ meeting in a press release and publish final voting results in its quarterly report on Form 10-Q for the second quarter of 2003, which is expected to be filed with the SEC on or before August 14, 2003.

10. Can a shareholder have someone else cast their vote for them at Mannatech’s shareholders’ meeting?

In order to have someone cast their vote a shareholder must provide the person with whom they would like to cast their vote with a power of attorney form. This person is called a shareholder designee (“designee”). A valid power of attorney form must be notarized and contain the following:

•	the date;

•	the full name of the designee;

•	the number of shares held by the shareholder to be voted by the designee;

•	the nature and extent of the authority granted to the designee;

•	an expiration date that terminates the designee’s rights to cast a shareholder’s vote on their behalf; and

•	the shareholder’s signature.

The original power of attorney form must be attached to the ballot that is turned in by the designee. If the original shareholder is a beneficial owner, the original shareholder must also provide the proper documentation from their broker to the designee, which would allow the original shareholder to vote and attend the meeting. The designee should then attach all of the form(s) to the ballot to be turned in at the 2003 annual shareholders’ meeting.

The designee must complete a separate ballot and attach the original power of attorney form and/or the proper documentation from the broker (only if the shares are held through a broker) and must sign each ballot as the designee for each shareholder.

11. How can a shareholder vote against some or all of the nominees for Mannatech’s Board of Directors?

To vote against some but not all of the Board nominees a shareholder should checkmark the “FOR ALL EXCEPT” box on their proxy-voting card or ballot and write-in the nominee(s) name they wish to vote against in the space provided.

If a shareholder wants to withhold their vote for all of the nominees they can checkmark the “WITHHOLD ALL” box on their proxy-voting card or ballot.

12. How can a shareholder write-in a nominee for Mannatech’s Board of Directors?

A shareholder CANNOT write-in nominees on their proxy-voting card when they vote by mail, telephone, or the Internet. A shareholder can ONLY write-in the names of additional nominees they wish to vote for on the ballot at Mannatech’s 2003 annual shareholder meeting.

To write-in a nominee on the ballot the shareholder needs to checkmark either the “WITHHOLD ALL” box or “FOR ALL EXCEPT” box. The “WITHHOLD ALL” box casts their vote against all of the nominees, whereas a vote “FOR ALL EXCEPT” casts their vote for all of the nominees except for the nominees they list in the blank provided. Any of the nominees not listed in the blank provided will be automatically voted as “FOR.” A shareholder can only write-in as many nominees as they voted against. For example, if there were a total of three nominees listed on the ballot and a shareholder withheld their vote for two of the three nominees then they could write-in up to two additional nominees.

13. How can a shareholder nominate a person to be listed on the ballot as a nominee?

A shareholder needed to submit in writing any nominee(s) for the Board of Directors to Mannatech’s CFO by December 28, 2002 so Mannatech’s Board of Directors could consider them for nomination at its 2003 annual shareholders’ meeting. The nomination needed to include a candidates name, age, biographical information, and qualifications. The CFO forwards the list of nominees to the Nominating Committee of its Board of Directors. The Nominating Committee reviews all of the nominees and recommends a list of nominees to its Board of Directors. Mannatech’s Board of Directors then votes on the nominees. The nominees approved by Mannatech’s Board of Directors are the only nominees that will be listed on the ballot, proxy-voting card and in Mannatech’s proxy statement on Schedule 14A, which is expected to be filed with the SEC on or before April 28, 2003. To submit a nominee for Mannatech’s 2004 annual meeting, a shareholder should submit in writing the nominees information to the CFO by December 27, 2003.

14. How are the votes counted?

Representatives from Mannatech’s transfer agent, EquiServe Trust Company N.A., will be responsible for tabulating all of the votes for its 2003 annual shareholders’ meeting. The presence, in person or by proxy-vote, of the holders of at least a majority of shares of Mannatech’s common stock outstanding as of the record date is necessary to have a quorum for its 2003 annual shareholders’ meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when the beneficial owner does not give their broker or broker’s solicitor discretionary voting powers.

In tabulating the votes, if a proxy-vote or ballot is signed by the shareholder but submitted without providing specific voting instructions the shareholder’s vote will be counted as a vote “FOR” each of the proposals.

For the election of Mannatech’s Directors, broker “non-votes” will not be counted in tabulating the number of votes for each nominee. The two nominees receiving the highest number of “FOR” votes from the shares present in person or represented by proxy-votes entitled to vote will be elected as Directors.

For the ratification of the appointment of independent accountants, “ABSTENTIONS” will be counted as a vote “against” this proposal. The ratification of appointment of independent accountants requires a “FOR” vote from a majority of shares present or represented by proxy-votes entitled to vote at Mannatech’s 2003 annual shareholders’ meeting.

15. What should a shareholder do if they never received their proxy materials or if they have lost their proxy materials?

If a shareholder owns shares directly and they never received their proxy-voting card or voting materials or if they have lost or destroyed their proxy-voting card and/or proxy materials they can call Mannatech’s solicitor’s toll-free customer service telephone number at (866)546-5549. Mannatech’s solicitor will verify that they are a direct shareholder holding shares on the close of business on April 8, 2003. Once verified, the solicitor will mail or fax them the information packet and provide them with instructions on how they can cast their vote by mail, telephone, or the Internet.

If a shareholder is a beneficial shareholder, meaning they own their shares through a broker, they should contact their broker’s customer service department. Their broker will verify that they are a shareholder on the close of business on April 8, 2003 and give them specific instructions on how to obtain a new proxy-voting card, information packet and how to cast their vote. Anyone can view Mannatech’s 2003 proxy statement by logging onto their corporate website www.mannatech.com.

Mannatech Incorporated

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8602

EDISON, NJ 08818-8602

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/mtex 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

3388

Please mark
☒	votes as in

this example.

This proxy when properly executed will be voted in the manner directed herein. If no box is marked or no direction is made, this proxy will be voted FOR the election of all of the directors and FOR proposal 2.

Mannatech Incorporated						FOR	AGAINST	ABSTAIN		SPECIAL ACTION

1. Election of Directors. Nominees: 01. Marlin Ray Robbins 02. Gerald E. Gilbert	FOR ALL NOMINEES	FOR	WITHHELD	WITHHELD FROM ALL NOMINEES	2. Ratification of Independent Accountants				Comments (Write in or attach) Discontinue Annual Report Mailing for this Account Will Attend Annual Meeting
For all nominees except as written above

NOTE: Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                                    Date:                                                    Signature:                                                     Date:

[MANNATECH LOGO]

Annual Shareholders’ Meeting

June 2, 2003

10:00 a.m.

Grapevine Convention Center

1209 South Main Street

Grapevine, Texas

Your Vote is Very Important.

Thank you for Voting.

Dear Shareholder:

Mannatech encourages you to take advantage of the new and convenient ways by which you can vote your shares. You can vote your shares by mail, telephone or through the Internet. If voting by telephone or the Internet you do not need to return this proxy-voting card.

To mail in your vote, mark, sign and date this proxy-voting card and mail the perforated portion in the pre-paid mailing envelope.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in this box above is also your personal code to access the system.

1.	To vote over the Internet:

• Log onto the Internet and go to the web site http://www.eproxyvote.com/mtex

2.	To vote by telephone:

• On a touch-tone telephone call 1-877-779-8683 24-hours a day, 7 days a week.

After completing one of the steps above, follow the applicable instructions to complete your vote electronically. Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy-voting card. If you choose to vote your shares electronically, you do not need to mail back your proxy-voting card. Regardless of what method you vote you may still attend our annual shareholders’ meeting and/or revoke your proxy vote and vote at the meeting.

Your vote is very important. Thank you for voting.

DETACH HERE

Mannatech, Incorporated

2003 COMMON STOCK PROXY

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS FOR OUR ANNUAL SHAREHOLDERS’ MEETING TO BE HELD ON JUNE 2, 2003, AT 10:00 a.m. CENTRAL DAYLIGHT TIME, AT THE GRAPEVINE CONVENTION CENTER, 1209 SOUTH MAIN STREET, GRAPEVINE, TEXAS.

SAMUEL L. CASTER or Jules Zimmerman, or any of them, with power of substitution are hereby appointed proxies to vote, as specified, all shares of common stock, which the shareholder(s) named on the reverse side is entitled to vote at the above Annual Shareholders’ Meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the meeting.

Please mark, sign and date on the reverse side of this proxy-voting card, and mail promptly in the enclosed postage-paid envelope or follow the instructions on the reverse side to vote electronically. If you vote electronically you do not have to mail in this proxy-voting card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?